Exhibit 10.1

AMENDMENT NO. 1 TO

FIRST AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT

OF

STRATEGIC STORAGE OPERATING PARTNERSHIP, L.P.

WHEREAS, the First Amended and Restated Limited Partnership Agreement (the “Agreement”) of Strategic Storage Operating Partnership, L.P. (the “Partnership”) was entered into effective March 17, 2008 between Strategic Storage Trust, Inc. (the “General Partner”) and Strategic Storage Advisor, LLC, as the Partnership’s original Limited Partner.

WHEREAS, pursuant to Article 11 of the Agreement, the General Partner may amend the Agreement in any respect without the consent of the holders of a majority of the Partnership Units (as defined in the Agreement) in order to issue additional Partnership Units pursuant to Section 4.2 of the Agreement.

WHEREAS, pursuant to Section 4.2 of the Agreement, the General Partner is authorized to cause the Partnership to issue additional Partnership Units for such consideration and on such terms and conditions as the General Partner may establish in its sole and absolute discretion.

WHEREAS, any additional Partnership Units issued under Section 4.2 of the Agreement may be issued in one or more classes, or one or more series of such classes, with such designations, preferences and relative, participating, optional or other special rights, powers and duties as determined by the General Partner in its sole and absolute discretion.

WHEREAS, the General Partner determined it to be in the best interests of the Partnership to establish Class D Limited Partnership Units, which may be issued to Limited Partners of the Partnership on the terms set forth below.

WHEREAS, the General Partner desires to amend the Agreement hereby to establish the Class D Limited Partnership Units.

NOW, THEREFORE, the General Partner does hereby adopt the following Amendment No. 1 to the Agreement:

1. Article 1 of the Agreement is hereby amended to add the following defined terms:

“Annual Distribution Cap means the maximum amount of annual cash distributions that may be made to Limited Partners with respect to their Limited Partnership Units of a designated class, including Class D Limited Partnership Units, prorated for any period in which the applicable Unit is outstanding for less than a full calendar year. The initial Annual Distribution Cap for each class of Limited Partnership Units shall be stated in the definition of that specific class herein. Commencing twenty-four (24) months after the applicable contribution of a Property or Properties to the Partnership in exchange for Partnership Units of a designated class, the General Partner shall determine the Annual Distribution Cap for the applicable class of Limited Partnership Units in accordance with the procedures set forth in the Master Contribution Agreement relating to such Property or Properties contributed. Limited Partnership Units issued but not designated as a specific class of Limited Partnership Unit shall not be subject to any Annual Distribution Cap.”

“Class D Limited Partnership Unit means a Partnership Unit representing a Limited Partnership Interest and having an initial Annual Distribution Cap of zero percent (0%) multiplied by the combined Capital Contributions of Partners contributed in exchange for the issuance of the Class D Limited Partnership Units.”

2. The following sentence shall be added to the end of Section 5.2(a) of the Agreement:

“The foregoing provisions of this Section 5.2(a) notwithstanding, cash distributions to Partners with respect to Partnership Units of a designated class during any given calendar year shall not exceed the Annual Distribution Cap for such class of Partnership Interest.”

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IN WITNESS WHEREOF, the General Partner has hereunder affixed its signature to this Amendment No. 1 to First Amended and Restated Limited Partnership Agreement as of the 25th of March, 2011.

GENERAL PARTNER:

STRATEGIC STORAGE TRUST, INC.

By:	/s/ H. Michael Schwartz
H. Michael Schwartz
President and Chief Executive Officer